Net investment income (loss) and net realized gain (loss) may differ for financial statement and tax purposes. The character of dividends and distributions made during the fiscal year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to timing of dividends and distributions, the fiscal year in which amounts are distributed may differ from the fiscal year in which the income or net realized gain was recorded by the Fund.

Accordingly, the following amounts have been reclassified for May 31, 2013. Net assets of the Fund were unaffected by the reclassifications.

        Reduction                                  Reduction
        to Accumulated                        to Accumulated Net
Increase to                                    Net Investment                         Realized Loss
Paid-in Capital                              Income                                       on Investments6
-----------------------------------------------------------------------------------------------------------
$174,709                                           $1,429,128                                $1,254,419

6. $174,978, all of which was long-term capital gain, was distributed in connection with Fund share redemptions.